Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Ellomay Capital Ltd:

We consent to the use of our report dated March 31, 2014, with respect to the consolidated statements of financial position of Ellomay Capital Ltd. and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
A Member firm of KPMG International

Tel Aviv, Israel
October 30, 2014